UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

ROBBINS & MYERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY MATERIALS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 10, 2007

Date:	Wednesday, January 10, 2007
Time:	11:00 A.M., E.S.T.
Place:	Dayton Racquet Club Kettering Tower Second and Main Streets Dayton, Ohio 45423

At the Annual Meeting, shareholders of Robbins & Myers, Inc. will:

•	Elect three directors for a two-year term;

•	Vote on re-approval of the Senior Executive Annual Cash Bonus Plan;

•	Vote on adoption of an Amendment to the Company’s Regulations to opt out of the Ohio Control Share Acquisition Statute;

•	Vote on approval of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 2007; and

•	Transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on November 21, 2006 may vote at the meeting.

Your vote is important. Please fill out the enclosed proxy card and return it in the reply envelope.

By Order of the Board of Directors,

Joseph M. Rigot
Secretary

December 8, 2006

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

ROBBINS & MYERS, INC.	December 8, 2006
1400 Kettering Tower
Dayton, Ohio 45423

Solicitation and Voting of Proxies

The Board of Directors of Robbins & Myers, Inc. is sending you this Proxy Statement to solicit your proxy. If you give the Board your proxy, the proxy agents of the Board will vote your shares at the Annual Meeting of Shareholders on January 10, 2007 and any adjournment of the meeting (the “Annual Meeting”). The proxy agents will vote your shares as you specify on the proxy card. If you do not specify how your shares should be voted, the proxy agents will vote your shares in accordance with the Board’s recommendations, which are FOR the election of all nominees of the Board, FOR re-approval of the Senior Executive Annual Cash Bonus Plan, FOR adoption of an amendment to the Company’s Regulations to opt out of the Ohio Control Share Acquisition Statute, and FOR approval of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent auditors for fiscal 2007.

You may revoke your proxy at any time before the proxy agents use it to vote on a matter. You may revoke your proxy in any one of the following ways:

•	by use of the Internet by 6:00 a.m., January 10, 2007, Eastern Standard Time;

•	by telephone by 6:00 a.m., January 10, 2007, Eastern Standard Time;

•	by the Company’s receipt prior to the Annual Meeting of a later-dated proxy;

•	by receipt by the Secretary of the Company prior to the Annual Meeting of a written revocation; or

•	by you appearing at the Annual Meeting and electing to vote in person.

The Company first mailed this Proxy Statement to shareholders on December 8, 2006.

Voting Securities and Record Date

You are entitled to notice of the Annual Meeting and to vote at the meeting if you owned common shares of record at the close of business on November 21, 2006. For each share owned of record, you are entitled to one vote. On November 21, 2006, the Company had [16,787,918] common shares outstanding, which are the only voting securities.

Quorum Requirement and Voting

A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the common shares is necessary to have a quorum for the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares is necessary for any other purpose. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so.

In counting votes on a particular item, the Company will treat abstentions as votes cast on the particular matter. The Company will not, however, treat broker non-votes as either votes cast or shares present for matters related to the particular item.

If a shareholder notifies the Company in writing 48 hours or more before the meeting that the shareholder desires that directors be elected by cumulative voting, then shareholders will have cumulative voting rights in the election of directors. Cumulative voting allows each shareholder to multiply the number of shares owned by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected.

ELECTION OF DIRECTORS

The Company’s Board of Directors is currently comprised of eight directors, divided into two classes of four directors, with one class of directors elected at each annual meeting of shareholders for a term of two years. Effective with the commencement of this year’s Annual Meeting, the Board has reduced the number of authorized directors to seven, with one class comprised of three directors and the other of four directors.

At the Annual Meeting, shareholders will elect three directors who will hold office until the Annual Meeting of Shareholders in 2009. The Board has nominated Daniel W. Duval, Thomas P. Loftis and Dale L. Medford for election as directors. All nominees are presently directors. Jerome F. Tatar, whose term of office as a director expires at the Annual Meeting, is retiring from the Board after 16 years of service.

If a nominee becomes unable to stand for reelection, the Board’s proxy agents will vote the proxies for a substitute nominee of the Board. If shareholders vote cumulatively in the election of directors, then the Board’s proxy agents will vote the shares represented by the proxies cumulatively for the election of as many of the Board’s nominees as possible and in such order as the proxy agents determine.

Votes will be tabulated by the inspector of election, who will certify the results of the voting at the Annual Meeting. The three nominees receiving the greatest number of votes will be elected Directors. Abstentions will not affect the results of the election. Votes that have been withheld from any nominee will not have any effect on the election of the nominee, but could trigger the Company’s “majority vote policy” set forth in our Corporate Governance Guidelines requiring any director who receives a greater number of votes withheld than for his election to tender his resignation. See “Governance of the Company and Board Matters — Majority Vote Policy” below.

Set forth below is information concerning the nominees for election as directors at the Annual Meeting and persons serving as Directors whose term of office continues after the Annual Meeting.

Nominees for Term of Office Expiring in 2009

Daniel W. Duval	Director Since November 2003 and from 1986 to December 2000

Mr. Duval, age 70, served as Interim President and Chief Executive Officer of the Company from December 2003 to July 12, 2004. From 1986 to 1999, he was President and Chief Executive

Officer of the Company and served as Vice Chairman of the Company in 1999. Mr. Duval was Chairman of the Board of Arrow Electronics, Inc. (electronics components distributor) from September 2002 to May 2006, served as its Interim President and Chief Executive Officer from June 2002 to February 2003, and now serves as its Lead Director. Mr. Duval is also a director of The Manitowoc Company, Inc.

Thomas P. Loftis	Director Since 1987

Mr. Loftis, age 62, has been Chairman of the Board of the Company since June 2004 and served as Vice Chairman from March 2004 to June 2004. Mr. Loftis has been engaged in commercial real estate development, asset management and consulting with Midland Properties, Inc. since 1981. Loftis Investments LLC, a company wholly-owned by Mr. Loftis, is a general partner of M.H.M. & Co., Ltd. (investments).

Dale L. Medford	Director Since 2003

Mr. Medford, age 56, retired in June 2005 from The Reynolds and Reynolds Company (software and services to automotive retailers) where he had served as Chief Administrative Officer (July 2004 to June 2005), Executive Vice President and Chief Financial Officer (January 2001 to June 2005) and Vice President of Corporate Finance and Chief Financial Officer (February 1986 to January 2001).

Directors Continuing in Office Until 2008

David T. Gibbons	Director Since March 2004

Mr. Gibbons, age 62, has been Executive Chairman of the Board of Perrigo Co. (pharmaceutical and nutritional products) since October 2006. Prior to assuming his present position, he was Perrigo’s President and Chief Executive Officer since May 2000 and its Chairman of the Board since August 2003. He served as President of Rubbermaid Home Products from August 1997 to December 1999. Mr. Gibbons is also a director of Perrigo Co. and Banta Corp.

William D. Manning	Director Since 1995

Mr. Manning, age 72, was Senior Vice President of The Lubrizol Corporation (specialty chemicals) from 1985 to his retirement in April 1994. He is currently a management consultant and Chief Executive Officer of NYCO America LLC (specialty chemicals).

Stephen F. Kirk	Director Since June 2006

Mr. Kirk, age 57, has been Senior Vice President of The Lubrizol Corporation and President of Lubrizol Additives since June 2004. He served as Vice President of Sales and Marketing of The Lubrizol Corporation from June 1999 to June 2004.

Peter C. Wallace	Director Since July 2004

Mr. Wallace, age 52, has been President and Chief Executive Officer of the Company since July 12, 2004. From October 2001 to July 2004, Mr. Wallace was President and CEO of IMI Norgren Group (sophisticated motion and fluid control systems for original equipment manufacturers). He was employed by Rexnord Corporation (power transmission and conveying components) for 25 years serving as President and Group Chief Executive from 1998 until October 2001 and holding a variety of senior sales, marketing, and international positions prior thereto. Mr. Wallace is also a director of Applied Industrial Technologies Inc.

GOVERNANCE OF THE COMPANY AND BOARD MATTERS

Corporate Governance Guidelines.  The Board of Directors has adopted the Robbins & Myers, Inc. Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, Director independence, Board and committee composition, Board operations, and leadership development. The Nominating and Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. The Guidelines are posted in the Corporate Governance section of the Company’s web site at www.robbinsmyers.com; the Guidelines as well as any other document posted in the Corporate Governance section may also be obtained upon request from the Company’s Corporate Secretary.

Independent Board.  Our Guidelines provide that a majority of the members of the Board must be “independent” under the criteria set forth in the New York Stock Exchange (“NYSE”) listing standards. The Board has adopted “Standards of Assessing Director Independence” to assist it in determining those Directors that are independent. The Standards are included at Appendix A to this proxy statement. Applying the Standards, the Board affirmatively determined in October 2006 that all of the Directors nominated for election at the Annual Meeting and those that will continue as Directors after the Annual Meeting are independent of the Company and its management, with the exception of Peter C. Wallace who is not independent because of his employment by the Company as President and Chief Executive Officer.

Majority Vote Policy.  Our Guidelines provide that any nominee for Director who receives a greater number of votes “withheld” from his election than votes “for” his election (a “Majority Withheld Vote”) must promptly tender his resignation. The Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation promptly following the Annual Meeting. In considering whether to accept or reject the tendered resignation, the Committee will consider the reasons underlying the Majority Withheld Vote (if known). The Board will act on the Nominating and Governance Committee’s recommendation no later than 90 days following the Annual Meeting. The Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation). If one or more Directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board. The Board will make the final determination whether to fill any vacancy or to reduce the size of the Board. The Majority Withhold Vote provision does not apply to contested elections.

Board Committees, Charters, Functions and Meetings.  The Board has three standing committees — Nominating and Governance, Audit, and Compensation — and appoints the members of the Committees after considering the recommendations of the Nominating and Governance Committee. All Committee members are independent Directors. The Board has determined that all members of the Audit Committee are financially literate, that all members meet the enhanced standards for independence at Rule 10A-3 issued under the Securities Exchange Act of 1934, and that Dale L. Medford, the Chair of the Audit Committee, is an audit committee financial expert within the meaning of applicable regulations of the Securities and Exchange Commission (the “SEC”). Each Committee has a Board approved written charter that is annually evaluated by the Committee. Copies of the Committee Charters are posted at the Company’s website and the Charter of the Audit Committee was also Appendix A to the Company’s proxy statement for the annual meeting of shareholders held in December 2004. The Board held five Board meetings and sixteen Board committee meetings in fiscal 2006. Each director attended more than 75% of the meetings of the Board and Board committees on which he served in fiscal 2006. Current Board committee membership and functions appear in the following table:

Committees	Committee Functions
Audit Dale L. Medford, Chair Daniel W. Duval Stephen F. Kirk William D. Manning Fiscal 2006 Meetings — 8
*Appoints independent auditors
*Considers qualifications and independence of auditors
*Reviews reports of independent and internal auditors
*Reviews and approves scope and cost of services provided by independent auditors
*Reviews and discusses annual and quarterly financial statements with management and auditors
*Monitors company employee and investor hotlines.

Nominating and Governance Jerome F. Tatar, Chair Daniel W. Duval David T. Gibbons Dale L. Medford Fiscal 2006 Meetings — 3
*Reviews adherence to Corporate Governance Guidelines and recommends changes
*Recommends nominees for election as Directors and Board committee appointments
*Assesses size and composition of Board
*Annually evaluates Board and Board committee performance and considers individual Director effectiveness
*Responsible for Director orientation and education
*Monitors corporate compliance committee performance

Compensation William D. Manning, Chair David T. Gibbons Stephen F. Kirk Jerome F. Tatar Fiscal 2006 Meetings — 5
*Annually approves CEO goals and objectives and evaluates CEO performance
*Reviews and approves CEO and executive officer compensation
*Responsible, with CEO, for effective management development and succession planning
*Administers equity-based compensation programs

Directors are expected to attend the annual meeting of shareholders of the Company. The annual meeting held on January 11, 2006 was attended by all current directors who were directors at the time of the meeting.

Executive Sessions of Non-management Directors.  The non-management Directors meet in executive session, without management, in connection with most regularly scheduled Board meetings and are required to hold at least two such meetings annually. “Non-management

Directors” are all of the Directors who are not employed by the Company. The Chairman of the Board is the presiding Director at these executive sessions.

Director Nomination Process.  The Board has adopted a written statement that sets forth the process it follows in evaluating candidates for Director (the “Nomination Process”). The Nominating and Governance Committee is responsible for recommending to the Board candidates for election as Directors and, in the course of performing its duties, it will consider candidates recommended by shareholders of the Company. The Nomination Process, as followed by the Committee, is described below and a copy of the Nomination Process is posted at the Company’s website.

The Board believes that it should be comprised of Directors with varied but complementary backgrounds and that Directors should, at a minimum, have expertise that may be useful to the Company, such as an understanding of manufacturing, technology, finance, accounting, marketing or international matters, all in the context of an assessment of the needs of the Board at a particular point in time. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to Company affairs.

When evaluating candidates for Director, the Committee takes into account a number of factors, including the following: independence from management; whether the candidate has certain desired skills and business experience; judgment, integrity and reputation; existing directorships and commitments to other businesses; potential conflicts of interest with other pursuits; legal considerations such as antitrust issues; corporate governance background; financial and accounting background; and the size and composition of the existing Board.

The Committee will consider candidates for Director recommended by shareholders applying the criteria for candidates described above and considering the additional information referred to in this paragraph. Shareholders wishing to recommend a candidate for Director should write the Company’s Corporate Secretary and include the same information concerning the proposed candidate or candidates that a shareholder would be required to furnish if the shareholder were giving the Company advance notice of the shareholder’s intention to nominate a candidate at an annual meeting. See “Shareholder Proposals.”

When seeking candidates for Director, the Committee may in the future solicit suggestions from incumbent Directors, management or others. In addition, the Company has in the past and may in the future engage a third-party search firm to assist in identifying suitable Board candidates and in the initial screening of such candidates by, among other things, conducting personal interviews and background checks. After identifying a suitable candidate, the Committee may interview the candidate if it believes the candidate would be a positive addition to the Board. The Committee may also require the candidate to meet with management. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board the candidate’s nomination.

Director Compensation.  Directors who are not employees of the Company receive the following compensation for services as a Director:

Non-Employee Director Compensation	Amount
Annual Cash Retainer	$32,000
Annual Restricted Stock Award(1)	$20,000 in Shares Vest After One Year of Service
Meeting Attendance Fees	Board — $1,500; Committee — $1,000(2)
Committee Chair	Additional $5,000 Retainer
Board Chair	$100,000 in lieu of Retainers and Meeting Fees

(1)	Awards are made under the 2004 Stock Incentive Plan As Amended on the date of each annual meeting of shareholders.

(2)	If meeting is telephonic, fees are 50% of amount stated.

Code of Ethics.  The Company’s Code of Business Conduct sets forth basic principles and guidelines for directors, officers and employees that are intended to assist them in conducting the Company’s affairs and business in accordance with law and the highest standards of business ethics. A copy of the Code is posted at the Company’s website.

Communications from Shareholders to the Board.  The Board recommends that shareholders initiate communications with the Board, individual Directors, or non-management directors as a group in writing by sending them to Corporate Secretary, Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423. The Board’s process for handling such communications is posted at the Company’s website.

SECURITY OWNERSHIP

Directors and Executive Officers

Set forth below is information as of November 21, 2006 concerning common shares of the Company beneficially owned by each director, each current executive officer named in the Summary Compensation Table, and directors and executive officers as a group.

	Number of Shares
	Beneficially Owned	Percent of
Individual or Group	as of 11/21/06(1)	Class
Daniel W. Duval	8,173	(3)
David T. Gibbons	3,755	(3)
Stephen F. Kirk	-0-	—
Thomas P. Loftis	34,412	(3)
William D. Manning	13,815	(3)
Dale L. Medford	6,458	(3)
Jerome F. Tatar	27,311	(3)
Peter C. Wallace	112,027	(3)
Saeid Rahimian	81,315	(3)
Gary L. Brewer	6,308	(3)
John R. Beatty	17,932	(3)
Kevin J. Brown	116,197
Directors and Executive Officers as a Group (15 persons)	440,707	%

(1)	Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his household. Shares which a person may acquire within 60 days of November 21, 2006 are treated as “beneficially owned” and the number of such shares included in the table for each person is:

Mr. Duval — 0	Mr. Gibbons — 2,000	Mr. Kirk — 0
Mr. Loftis — 6,000	Mr. Manning — 10,000	Mr. Medford — 2,000
Mr. Tatar — 6,000	Mr. Wallace — 20,000	Mr. Brewer — 0
Mr. Rahimian — 59,667	Mr. Beatty — 10,000	Mr. Brown — 97,667
Directors and executive officers as a group — 213,334

(2)	Includes 11,068 shares with respect to which Mr. Loftis has sole voting and shared investment power.

(3)	Less than 1%.

Principal Shareholders

The only persons known by the Board of Directors of the Company to be beneficial owners of more than 5% of the outstanding common shares of the Company as of November 21, 2006 are listed in the following table:

Number of Common
Shares Beneficially
Name and Address	Owned as of 11/21/06	% of Class
Davis Selected Advisors, L.P.(1)	[1,268,888]	[7.6]%
2949 E. Elvira Road, Suite 101 Tucson, AZ 85706

Dimensional Fund Advisors Inc.(2)	[1,261,700]	[7.6]%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401

M.H.M. & Co., Ltd.(3)	[2,994,254]	[17.8]%
830 Hanna Building Cleveland, OH 44115

Van Den Berg Management(4)	[1,350,428]	[8.0]%
805 Las Cimas Parkway, Suite 430 Austin, TX 78746

(1)	Davis Selected Advisors, L.P. is a registered investment advisor.

(2)	Dimensional Fund Advisors, Inc. is a registered investment advisor. In its role as investment advisor or manager to investment companies, trusts or accounts, it possesses voting and investment power with respect to the shares listed in the table.

(3)	M.H.M. & Co., Ltd. is an Ohio limited partnership (the “Partnership”). Maynard H. Murch Co., Inc. is the managing general partner, and Loftis Investments LLC, a company wholly-owned by Thomas P. Loftis, is the other general partner of the Partnership. Partnership decisions with respect to the voting and disposition of Company shares are determined by Maynard H. Murch Co., Inc., whose board of directors is comprised of Creighton B. Murch and Robert B. Murch, who are first cousins, and Maynard H. Murch V, who is Mr. Robert B. Murch’s nephew.

(4)	Van Den Berg Management is a registered investment advisor that has shared power to vote and to dispose of 1,342,458 of the shares listed in the table and sole power with respect to the remaining 7,970 shares.

RE-APPROVAL OF SENIOR EXECUTIVE CASH BONUS PLAN

The Board of Directors of the Company normally seeks to implement compensation programs in a manner which maximizes the deductibility for federal income taxes of compensation paid by the Company. Accordingly, in 1996 the Board adopted, and the shareholders approved in 1996 and reapproved in 2001, the Senior Executive Annual Cash Bonus Plan (the “Plan”). The Plan is designed to qualify the amounts paid under its terms to the Company’s senior executive officers as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”). This qualification allows amounts awarded under the Plan to be deductible by the Company for federal income tax purposes, even if, when combined with other compensation, the award causes the compensation of any Named Executive Officer to exceed $1 million. The Code requires that the Plan be re-approved by the Company’s shareholders every five years.

Re-approval of the Plan requires the affirmative vote of the holders of a majority of the common shares represented, in person or by proxy, and entitled to vote at the Annual Meeting. The Board of Directors recommends a vote FOR re-approval of the Plan.

A description of the essential features of the Plan appears below. A copy of the Plan is included as Appendix B to this Proxy Statement.

Payment of any awards under the Plan relating to services to be performed in fiscal year 2007 and thereafter is contingent on re-approval of the Plan by shareholders. If such approval is not obtained, no such future awards will be paid, although other incentive awards may be paid at the discretion of the Committee (as hereinafter defined).

Under Section 162(m) of the Code, the amount which the Company may deduct on its tax returns for compensation paid to certain “covered employees” (generally the chief executive officer and the four highest paid executive officers other than the chief executive officer) in any taxable year is generally limited to $1 million per individual. However, compensation that qualifies as “performance-based compensation” is not subject to the $1 million deduction limit. In order for compensation to qualify as “performance-based” for this purpose, it must meet certain conditions, one of which is that the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by shareholders, and thereafter approved every five years that the Plan continues in effect.

The persons who are eligible to be selected to participate in the Plan are employees of the Company and its subsidiaries who are executive officers of the Company and whose annual incentive compensation for any taxable year of the Company the Committee anticipates would not be deductible by the Company in whole or in part unless the incentive compensation qualifies as “performance-based” under Section 162(m)(4)(C) of the Code, including members of the Board of Directors who are such employees. Based on this eligibility standard, all Named Executive Officers are eligible to be selected to participate at the present time. Other employees of the Company and its subsidiaries may be eligible to earn lower amounts of annual incentive compensation under other arrangements that are generally less restrictive than the Plan. However, a larger or smaller number of persons may be eligible to be selected to participate in the Plan in the future, depending on the compensation levels and the character of the compensation payable to the Company’s executive officers in the future. Under the Plan, the Compensation Committee of the Board of Directors, or another committee designated by the Board and consisting exclusively of “outside directors” within the meaning of Section 162(m) of the Code (the “Committee”), selects participants in the Plan, determines the amount of their award opportunities, selects the performance criteria and the performance goals for each year, and administers and interprets the Plan. An eligible employee may (but need not) be selected to participate in the Plan each year.

No later than 90 days after the commencement of each year (or by such other deadline as may apply under Code Section 162(m)(4)(C) or the Treasury Regulations thereunder), the Committee will select the persons who will participate in the Plan in such year and establish in writing the performance goals for that year as well as the method for computing the amount of compensation which each such participant will be paid if such goals are attained in whole or in part. Such method will be stated in terms of an objective formula or standard that precludes discretion to increase the amount that will be due upon attainment of the goals. The Committee retains discretion under the Plan to reduce an award at any time before it is paid.

The maximum amount of compensation that may be paid under the Plan to any participant for any year is equal to the lesser of 150% of the participant’s base salary or $750,000.

Under the Plan, the performance goals for any year may be based on any of the following criteria, either alone or in any combination, and on either a consolidated or business unit level, and may include or exclude discontinued operations and acquisition expenses (e.g., pooling of interests), as the Committee may in each case determine: level of sales, earnings per share, income before income taxes and the cumulative effect of accounting changes, income before the cumulative effect of accounting changes, net income, return on assets, return on equity, return on capital employed, total shareholder return, market valuation, cash flow and completion of acquisitions. The foregoing terms shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of acquisitions or divestitures. Any of the foregoing criteria may apply to a participant’s award opportunity for any year in its entirety or to any designated portion of the award opportunity, as the Committee may specify.

The performance goals that have been established by the Committee for fiscal 2007 are based equally on three performance measures: sales growth, earnings per share growth, and cash flow levels. The Committee has determined that the three items shall be calculated in accordance with generally accepted accounting principles, consistently applied, and shall exclude the effects of acquisitions, disposals, significant reorganizations, and debt or equity financings. Under the Plan, the Committee may use the same criterion or such other criterion as set forth in the Plan for awards in future years.

Awards may be paid under the Plan for any year only if and to the extent the awards are earned on account of the attainment of the performance goals applicable to such year and the participant is continuously employed by the Company throughout such year. The only exceptions to the continued employment requirement are if employment terminates by reason of death or disability during a year, in which case a prorated award may be paid after the close of the year, or if a Change of Control (as defined in the Company’s 2004 Stock Incentive Plan As Amended) occurs during a year, in which case a prorated award will be paid at the time of the Change of Control based on the participant’s projected award for the year in which the Change of Control occurs (as determined by the Committee). If a participant’s employment terminates for any reason other than death or disability during a year, any award for such year will be forfeited. However, a prorated award may also be paid after the year if employment terminates by retirement during the year, but only if such a payment will not prevent awards from qualifying as “performance-based” compensation in the absence of any termination of employment. Unless the Committee provides otherwise, all payments pursuant to the Plan are to be made in cash when the Committee certifies that the performance goals for the year have been satisfied.

The Named Executive Officers participated in the Plan in fiscal 2006 and the amount awarded to them for fiscal 2006 under the Plan is set forth in the “Annual Compensation-Bonus” column of the Summary Compensation Table. For fiscal 2007, the only participants in the Plan are the Named Executive Officers and Christopher M. Hix, Vice President and Chief Financial Officer of the Company. While the actual amounts payable under the Plan for fiscal 2007 are not determinable, the Committee has set the maximum individual award opportunity under the Plan for fiscal 2007 at $750,000. The maximum award under the Plan is only earned if specified performance criteria fixed by the Committee are attained, the Committee does not exercise its discretion to reduce the maximum award opportunity, and the participant remains in the Company’s employment for the entire year.

The Plan has been in effect since September 1, 1996 and will continue in effect for subsequent years unless and until terminated by the Committee in accordance with the provisions of the Plan. The Board may amend or terminate the Plan without shareholder approval at any time.

PROPOSED AMENDMENT TO THE COMPANY’S REGULATIONS TO OPT
OUT OF THE OHIO CONTROL SHARE ACQUISITION STATUTE

Our Board, in its continuing review of corporate governance matters, has concluded that it is in the best interest of the Company’s shareholders to adopt an amendment to the Regulations of the Company which, if adopted, would make an Ohio anti-takeover statute (referred to herein as the “Control Share Acquisition Statute”) inapplicable to the Company (the “Amendment”). Adoption of the Amendment requires the affirmative vote of the holders of majority of the outstanding common shares of the Company. The Board of Directors recommends a vote for adoption of the Amendment.

Background

In November 1982, the Ohio General Corporation Law was amended to include Sections 1701.01(Z)(1) and 1701.831 of the Ohio Revised Code (the “Control Share Acquisition Statute”) which require that control share acquisitions (as defined below) be approved by shareholders. In adopting the statute, the General Assembly of Ohio found that Ohio corporate law did not adequately protect the interests of shareholders of Ohio companies when confronted with “non-traditional” changes of control of a corporation, such as changes of control effected by tender offers or accumulations of significant blocks of shares in the public markets or private transactions. The Ohio Control Share Acquisition Statute gives shareholders who are not holders of “interested shares” (as defined below) a veto power over certain acquisitions of shares of an Ohio corporation. The Control Share Acquisition Statute automatically applies to all corporations incorporated in Ohio and having certain jurisdictional contacts with Ohio, unless the shareholders vote to “opt out” of the statute.

The Board believes that the reasons given for adoption of the Control Share Acquisition Statute are not as compelling today as they were in 1982. Since 1982, there have been significant developments in Ohio corporate law and federal law, which provide additional protection to shareholders when faced with a tender offer or significant blocks of a corporation’s shares are purchased in the open market or in private transactions. In addition, the Board believes there are circumstances under which compliance with the Control Share Acquisition Statute may be unnecessarily costly to the Company, have a chilling effect on the willingness of third parties to buy shares of the Company, may deprive shareholders of the right to sell their shares or may adversely impact the Board’s ability to act in what it believes is the best interests of shareholders in change of control contests.

Summary Of Control Share Acquisition Statute

Under the Control Share Acquisition Statute, the acquisition by any person (as used in this section, an “acquiring person”) of voting shares of a corporation giving the acquiring person voting power within any of the following ranges would constitute a “control share acquisition”: (a) one-fifth or more but less than one-third of such voting power; (b) one-third or more but less than a majority of such voting power; or (c) a majority or more of such voting power. An acquiring person may make a control share acquisition only if (1) the shareholders of the corporation who hold shares entitling them to vote in the election of directors authorize such acquisition at a special meeting of shareholders held for that purpose at which a quorum is present by an affirmative vote of a majority of the voting power of the corporation in the election of directors represented at such meeting in person or by proxy, and of a majority of the portion of such voting power excluding the voting power of interested shares and (2) such acquisition is consummated, in accordance with the terms so authorized, no later than 360 days following shareholder authorization of the control share acquisition. A quorum is deemed to be present at such special meeting if at least a majority of the voting power of the corporation in the election of directors, and a majority of the portion of such voting power excluding the voting power of interested shares, are represented at such meeting in person or by proxy.

“Interested shares” means the shares of the corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power of the corporation in the election of directors: (a) the acquiring person; (b) any officer of the corporation elected or appointed by the directors of the corporation; or (c) any employee of the corporation who is also a director of the corporation. Interested shares also means any shares of the corporation acquired, directly or indirectly, by any person from the holder or holders thereof for a valuable consideration during the period beginning with the date of the first public disclosure of a proposed control share acquisition of the corporation or any proposed merger, consolidation, or other transaction that would result in a change in control of the corporation or in the sale of all or substantially all of its assets and ending on the date of any special meeting of the corporation’s shareholders held thereafter for the purpose of voting on a control share acquisition proposed by an acquiring person if either of the following applies: (a) the aggregate consideration paid or given by the person who acquired the shares, and any other persons acting in concert with him, for all such shares exceeds two hundred fifty thousand dollars or (b) the number of shares acquired by the person who acquired the shares, and any other persons acting in concert with him, exceeds one-half of one percent of the outstanding shares entitled to vote in the election of directors.

Reasons For The Amendment

The Board believes that adoption of the Amendment is advantageous to the Company and its shareholders.

Developments in Ohio corporate and securities law. The Board believes that the reasons for enactment of the Control Share Acquisition Statute are not as compelling today as they were in 1982. In 1990, Ohio enacted the “Ohio Interested Shareholder Transaction Statute,” which severely limits a purchaser of 10% or more of the shares of an Ohio corporation from engaging in transactions with such corporation unless such purchaser first obtains approval of the board of directors of the corporation of his acquisition of 10% or more of the shares of the corporation. In 1986, Ohio corporate law was amended to confirm the authority of Ohio corporations to adopt certain provisions which are common to so-called “shareholder rights” or “poison pill” plans. These plans can have the effect of strengthening the bargaining power of a board of directors in a change of control contest. The Board, however, does not presently anticipate adopting such a plan. Subsequent to 1982, the provisions of the Ohio Securities Act regulating “control bids” have been administered by the Ohio Division of Securities in such a manner that they are not presently held to be unenforceable due to preemption by federal law or invalid under the Constitution of the United States.

Developments in Federal Tender Offer Regulation. Since 1982, there have been amendments to rules and regulations promulgated under the Securities Exchange Act of 1934 (the “1934 Act”) or changes in the interpretation of such rules and regulations which lessen the “coercive” effect of tenders offers. These changes relate to the length of the tender offer period, all holders and best price rule, withdrawal of tenders, required disclosures, and timeliness of disclosures.

Untimely and Costly Special Meetings of Shareholders. Under the Control Share Acquisition Statue, the board of directors of a corporation is required to convene a special meeting of shareholders of the corporation to vote on a control share acquisition if any person, even a person who does not own any shares of the corporation, sends an acquiring party statement to the corporation stating, among other things, that within the next 360 days such person may effect a control share acquisition and represents to the corporation that he has the financial capability to effect a control share acquisition. Under the statute, the meeting to vote on the control share acquisition is required to be held within 50 days of the corporation’s receipt of the acquiring party statement. Since the corporation is subject to the proxy rules promulgated under the 1934 Act, the corporation must immediately convene a meeting of its board of directors to determine the corporation’s position with respect to the proposed control share acquisition, to authorize and approve appropriate proxy materials for the special meeting, and generally to take all action necessary and appropriate to convene a special meeting of shareholders of a public company. Not only can this be costly to the corporation, but the uncertainty of the outcome of the vote on the control share acquisition could adversely affect trading in the corporation’s securities or adversely impact or delay pending corporate transactions, such as a public or private equity or debt financing, proposed acquisitions or sales, or other major transactions.

Possible Adverse Impact in a Change of Control Contest. On its face, the Control Share Acquisition Statute appears protective of the interests of shareholders in that it allows the holders of shares which are not interested shares to determine the outcome of a change of control contest. In many situations, however, the Board believes that the uncertainty and delay caused by the requirements of the statute could hamper the ability of the Board to induce other parties to present competing offers.

Unnecessarily Restricts the Right of a Shareholder to Sell or Buy Shares. As noted above, no shareholder is permitted, without the approval in accordance with the Control Share Acquisition Statute, to sell his shares to any person who as a result of such purchase would first attain ownership of 20%, 33% or a majority of the outstanding shares of the corporation. The Board believes, as discussed above, that such a restriction on a shareholder’s right to sell shares, or another person’s right to buy shares, is unnecessary in view of the other protections afforded shareholders by Ohio corporate and federal law.

At the meeting, shareholders will vote on the following resolution:

RESOLVED, that the Regulations of the Company be, and they are hereby, amended by the addition thereto of Article IX as follows:

ARTICLE IX.
Ohio Control Acquisition Statute

The provisions of Section 1701.831 of the Ohio Revised Code requiring shareholder approval of control share acquisitions, as defined in Section 1701.01(Z) (1) of such Code, shall not be applicable to the Company.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors develops and administers the Company’s compensation programs, policies and processes and sets the compensation of executive officers. The Committee is comprised of four independent directors. The Company’s Human Resources Department and General Counsel support the Committee in its work. The Committee has the authority in its discretion to engage outside advisors, experts and others to assist it.

When determining the compensation of Peter C. Wallace, President and Chief Executive Officer of the Company, the Committee considers his performance against the annual and long-term objectives it has established for him, the personal evaluation that Mr. Wallace submits to the Committee, benchmark data from peer companies, Mr. Wallace’s past compensation and accumulated equity interest in the Company, and his total proposed compensation taking into account all forms of compensation. In the process of determining his compensation, the Committee meets with Mr. Wallace to discuss the rationale for the various elements of his compensation and the sizing of the elements.

Mr. Wallace assists the Committee when it determines the compensation of Named Executives Officers other than himself by providing the Committee (i) his evaluation of each executive’s performance against targeted objectives; (ii) his recommended allocation of the executive’s compensation among the various elements of compensation; and (iii) his recommendation as to the size or amount of each element of compensation. On behalf of the Committee, Mr. Wallace meets individually with each Named Executive Officer to explain the Committee’s rationale for various elements of the executive’s compensation and sizing or amount of each element of compensation.

Objectives and Policies

The Committee seeks to establish compensation programs, policies and processes that:

•	Promote and support the successful recruitment, development and retention of highly qualified executives;

•	Support the achievement of the Company’s annual and long-term plan; and

•	Advance the value of our shareholders’ investment in the Company;

The principal objectives of the Company’s executive compensation program are:

•	Pay at a level that allows the Company to recruit and retain quality people with a bias for action;

•	Pay for executive performance against established targets;

•	Meet or exceed the competition when superior performance warrants exceptional pay;

•	Increase executives’ commitment to the Company and make them think like owners; and

•	Provide opportunities for executives to accumulate wealth that is directly related to the creation of shareholder value.

The Committee uses general guidelines as to the sizing of the various elements of compensation as follows:

Element of	Chief Executive Officer	Other Named Executive Officers
Compensation	(% of Total Compensation)	(% of Total Compensation)
Base Salary	25% to 30%	35% to 45%
Annual Cash Incentive at Target	15% to 20%	15% to 20%
Long-term Incentive at Target	25% to 30%	20% to 25%
Restricted Stock Awards	10% to 15%	5% to 10%
Stock Option Awards	10% to 15%	5% to 10%
Annual Retirement Contributions	10% of Cash Compensation	10% of Cash Compensation

Tax Deductibility of Compensation.  Because certain executives could realize more than $1,000,000 in compensation in one year due to payout of long-term incentives and option exercises, the Committee addressed the $1,000,000 annual limitation on deductibility for federal income tax of compensation paid to executives named in the “Summary Compensation Table,” which follows this report. Shareholders approved the Senior Executive Annual Cash Bonus Plan in 2001 and are being asked at the Annual Meeting to reapprove this plan. Shareholders approved the 2004 Stock Incentive Plan in 2004. Incentive compensation paid to the Company’s executives as cash bonuses, restricted shares with performance targets for vesting, performance shares, and stock options granted under existing plans should normally be deductible for federal income taxes.

Types of Compensation

The Company compensation program includes the following forms of compensation:

•	Annual compensation which includes base salary and an incentive bonus paid in cash if certain pre-established financial performance targets are achieved;

•	Long-term compensation which includes the Company’s long term incentive plan awards that are tied to the achievement of multi-year goals;

•	Stock option grants and restricted share awards that provide opportunities for executives to accumulate wealth that is directly related to the creation of shareholder value and serves to strengthen the long-term commitment of executives to the Company;

•	Retirement contributions designed to provide wealth accumulation and post-employment security; and

•	Special equity awards that are made to meet the competition from time to time when superior performance merits exceptional pay.

Annual Compensation

Base Salary.  The Company pays executives a salary each year which it believes is competitive with salaries paid by other global industrial companies similar to the Company and based on survey data of independent compensation consultants. The Committee reviews the survey data and periodically adjusts the Company’s executive salary structure to maintain salary ranges at or slightly above the survey median. Individual salaries, which are considered annually, may be adjusted to reflect changes in the Company’s salary structure, individual performance during the preceding year, and the Company’s overall performance.

Annual Cash Bonus Opportunity.  Executives can earn a cash bonus each year under the Senior Executive Annual Cash Bonus Plan. For fiscal 2006, the bonuses were calculated as follows:

*	Available bonuses at targeted performance levels ranged from 40% to 60% of base salary; executives with higher positions on the Company’s position evaluation system were eligible for a larger bonus percentage, effectively making more of their total compensation dependent on performance.

*	Performance measures and the respective weighting assigned to each were:

- Consolidated sales (20%)

- Earnings per share (40%)

- Free cash flow (40%)

*	Bonuses were paid at approximately 144% of targeted percentages based on actual performance achievements for fiscal 2006 and are shown in the Summary Compensation Table.

Long-Term Compensation Incentives and Equity Awards

The Company’s executive officers make strategic business decisions, which are successful only if they ultimately increase shareholder value. The Committee believes a significant portion of executive compensation should be tied to increases in shareholder value and paid in Company stock. To accomplish this, the Committee uses stock options, restricted shares, and performance shares as long-term incentives and generally sizes each individual award in accordance with the table set forth on the preceding page.

Stock Options.  The Committee grants stock options to executives under the Company’s shareholder approved plan in October of each year. The option price is the closing price on the

New York Stock Exchange of a Company share on the date of grant. Options generally become exercisable over a three-year period and expire 10 years after grant. The Committee determines the number of shares, if any, to be granted to each executive based on:

•	The importance of the executive’s position to the Company in achieving its long-term strategic goals;

•	The executive’s recent performance; and

•	The ability of the executive to impact the Company’s long-term results.

Restricted Shares and Long Term Incentive Plan Awards.  At the beginning of fiscal 2006, the Committee made performance awards as Long Term Incentive Awards under the 2004 Stock Incentive Plan as Amended. For each year in the three-year performance period, the Committee sets performance threshold, target and maximum payout targets based 75% on the Company’s earnings per share and 25% on return on net assets. Each year the Committee determines the amount earned based on the extent to which the targets for the particular year were achieved. At the end of the three-year period, the total amount earned over the three years is divided by three and that amount is converted into restricted shares of the Company based on the price of common shares at the end of the three-year period and issued to the participant. The restricted shares will generally be forfeited if the participant leaves the employment of the Company within two years of being issued the shares. See the table captioned “Fiscal 2006 Long Term Incentive Awards” for additional information.

Compensation of Chief Executive Officer

In determining total compensation for the Company’s Chief Executive Officer, the Committee considers, in addition to the factors described in the second paragraph of this Report, the Company’s financial results, the CEO’s leadership in developing and executing the Company’s strategic plan, and his role in the Company’s future growth. In determining the elements of Mr. Wallace’s compensation and the sizing or amount of each particular element, the Committee generally follows the percentage allocations listed in the table in the first section of this report.

In October 2005, the Committee established an incentive compensation program for Mr. Wallace for fiscal 2006 and beyond that included, and resulted in, the following compensation:

•	Annual incentive cash bonus opportunity under the Senior Executive Cash Bonus Plan that was fixed at target at 60% of his base salary at the time and resulted in a payout of 144% of target or $453,600 due to exceptional achievement against the specified performance measures;

•	Annual stock option grant of 20,000 shares which become exercisable over a three-year period;

•	Annual performance share grant of 6,600 shares that vest in equal installments over three years if certain performance targets are met;

•	Award under the Company’s long-term incentive plan tied to multi-year performance targets as described in the preceding section; and

•	A one-time long-term special award of 23,000 restricted shares, which special award was in part to recognize Mr. Wallace’s exceptional achievements in restructuring the Company’s business since his employment in July 2004 and the fact that no share awards or options were granted for fiscal 2005.

In June 2006, the Company entered into a two-year employment contract with Mr. Wallace that renews annually for an additional year. The agreement is described in detail at “Employment and Change of Control Agreements.” Under the agreement, Mr. Wallace’s base salary was fixed at $525,000 per year, subject to annual review by the Committee.

Retirement Benefits

As more particularly described under “Retirement Plans,” below, the Company “froze,” as of December 31, 2005, all of the plans that provided retirement benefits to the Named Executive Officers. In the place of such plans, the Company adopted a new Executive Supplemental Retirement Plan in which all of the Named Executive Officers participate. The plan is an unfunded defined contribution plan under which the Company annually credits an amount equal to 10% of the participant’s salary and annual bonus to the participant’s deferred compensation account, except that for fiscal 2006 the amount of credit was prorated to recognize that the plan commenced on January 1, 2006. The amount credited under the Plan, however, is reduced by amounts the Company credits to the participant’s account for the same fiscal year under the Safe Harbor provisions of the Company’s qualified 401(k) savings plan. The Company also credits interest at a rate of seven percent per annum on the amounts credited to the participant’s deferred compensation account.

Conclusion

Each year the Committee reviews the total compensation package available to the Company’s executives as a whole to satisfy itself that the complete package is consistent with the Committee’s goals and objectives. In addition, the Committee reviews the perquisites or personal benefits made available to executives to assure that these also serve the goals and policies of the Committee and further the interests of the Company. These perquisites for various executives may include a car and parking allowance, club allowance, tax planning assistance, supplemental long-term disability insurance and long-term care insurance. In all cases, the value of personal benefits made available to an executive was less than $50,000 and was also less than 10% of the particular executive’s salary and bonus for fiscal 2006.

The Committee believes its compensation processes, policies and programs for executive officers, including the processes it follows when determining the compensation of the Chief Executive Officer, are consistent with good corporate governance practices and effectively tie executive compensation to the Company’s performance and shareholder value.

THE COMPENSATION COMMITTEE
     William D. Manning, Chair
     David T. Gibbons
     Stephen F. Kirk
     Jerome F. Tatar

EXECUTIVE COMPENSATION

The following sections show compensation information relating to the Chief Executive Officer and the next four most highly compensated executive officers of the Company at August 31, 2006. The information is presented on a fiscal year basis.

Summary Compensation Table

				Long Term Compensation
		Annual
		Compensation		Awards		Payouts
					Number of
				Restricted	Shares
				Stock	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(2)	Options	Payouts(3)	Compensation(4)
Peter C. Wallace,	2006	$525,000	$453,600	$640,840	20,000	$660,000	$64,789
President and	2005	500,000	350,000	–0–	–0–	–0–	7,000
Chief Executive	2004	67,307	–0–	–0–	30,000	–0–	309,150
Officer(1)
Saeid Rahimian,	2006	$270,000	$189,540	$263,416	12,500	$198,000	$35,262
Vice President and	2005	255,000	131,963	–0–	–0–	–0–	7,132
President, Fluid	2004	216,208	168,000	–0–	25,000	–0–	6,483
Management Group
Gary L. Brewer,	2006	$133,102	$50,063	$90,216	12,500	–0–	$12,623
Vice President and
President, Process
Solutions Group(1)
John R. Beatty,	2006	$195,000	$112,320	$36,091	5,000	$99,000	$20,746
Vice President,	2005	180,000	20,880	–0–	–0–	–0–	5,283
Administration(1)	2004	67,692	20,267	15,000	–0–	–0–
Kevin J. Brown,	2006	$233,000	$150,984	$72,159	10,000	$198,000	$24,628
Controller and	2005	221,000	28,841	–0–	–0–	–0–	6,282
Principal Accounting	2004	210,000	41,580	–0–	25,000	–0–	6,208
Officer

(1)	The Company first employed Mr. Wallace on July 12, 2004, Mr. Beatty on March 29, 2004, and Mr. Brewer on February 20, 2006. Christopher M. Hix, who is not listed in the table, joined the Company as Vice President and Chief Financial Officer on August 1, 2006.

(2)	In addition to normal annual restricted share awards, the Company made a 23,000 special restricted share award to Mr. Wallace and an 8,000 special restricted share award to Mr. Rahimian. These shares will vest and not be subject to forfeiture on the earlier of (i) October 5, 2008 if the executive is employed by the Company on such date or (ii) the last day of any consecutive 90-day period beginning after July 5, 2006 that the closing prices of the common shares as reported on the New York Stock Exchange Composite Transactions Tape for such 90-day period are $29.00 per share or higher. On the date these awards were made, the closing price of a common share was $21.65. The normal annual restricted share awards included in this Column vest in three equal annual installments provided the executive is employed by the Company on the vesting date. In the case of Mr. Wallace, a performance share award was made in the place of a normal restricted share award, and the vesting of Mr. Wallace’s share award is tied to the achievement of annual performance measures. Regular dividends are paid on restricted shares and dividend equivalents are paid on performance share awards.

(3)	Represents payout of an award earned over a two-year period. The dollar value of awards is paid in restricted common shares based on the average closing price of a share during the month of August 2006. The restricted shares vest after two years provided the executive is still employed by the Company.

(4)	The amounts presented are Company contributions under the Company Employee Savings Plan (Mr. Wallace — $13,200; Mr. Rahimian — $13,950; Mr. Brewer — $7,500; Mr. Beatty — $10,339; and Mr. Brown — $11,900) and its Executive Supplement Pension Plan (Mr. Wallace — $51,589; Mr. Rahimian — $21,312; Mr. Brewer — $5,123; Mr. Beatty — $10,407; and Mr. Brown — $12,728).

(5)	As of August 31, 2006, the number and value of the aggregate restricted share holdings of the named executives based on a closing price of $28.80 on such date were: Mr. Wallace — 34,600 shares (also includes 6,600 performance shares) or $996,480; Mr. Rahimian 12,167 shares or $350,410; Mr. Brewer — 4,167 shares or $120,010 ; Mr. Beatty — 1,667 shares or $48,010; and Mr. Brown — 3,333 shares or $95,990.

Fiscal 2006 Stock Option Grants

The following table presents information concerning stock options granted in fiscal 2006 to the persons named in the Summary Compensation Table. The table also shows the hypothetical gains that would exist for the options at the end of their ten-year terms, assuming compound rates of stock appreciation of 5% and 10%. Any actual future appreciation will depend on the market value of the Company’s common shares.

	Individual Grants(1)
					Potential Realizable
					Value at Assumed
	Number	% of Total			Annual Rates of Stock
	of Shares	Options			Price Appreciation for
	Underlying	Granted to			Option Term(2)
	Options	Employees in	Exercise	Expiration
Name	Granted	Fiscal 2006	Price	Date	5%	10%
Peter C. Wallace	20,000	30%	$21.58	10/6/15	$	$
Saeid Rehimian	12,500	18%	$21.58	10/6/15	$	$
Gary L. Brewer	12,500	18%	$21.11	2/20/16	$	$
John R. Beatty	5,000	7%	$21.58	10/6/15	$	$
Kevin J. Brown	10,000	15%	$21.58	10/6/15	$	$

(1)	Under the Company’s option plans, one-third of the shares subject to an option may be purchased one year after the date of grant, two-thirds after two years, and 100% after three years and the options have a 10-year term.

(2)	The dollar amounts under these columns are the result of calculations at 0%, 5% and 10% rates of appreciation, assuming annual compounding, and are not intended to forecast possible appreciation, if any, in the Company’s share price.

Option Exercises in Fiscal 2006 and Fiscal Year-End Option Values

The following table presents information concerning all exercises of options to purchase Company shares during fiscal 2006 by the persons named in the Summary Compensation Table and the value of all unexercised options at August 31, 2006.

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-The-Money Options
	Shares		Options at 8/31/06		at 8/31/06(2)
	Acquired	Value
Name	On Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter C. Wallace	–0–	–0–	20,000	30,000	$163,800	$226,300
Saeid Rahimian	–0–	–0–	89,667	20,833	$508,019	$148,831
Gary L. Brewer	–0–	–0–	–0–	12,500	–0–	$96,125
John R. Beatty	–0–	–0–	10,000	10,000	$69,533	$70,867
Kevin J. Brown	–0–	–0–	97,667	18,333	$551,154	$130,788

(1)	Represents the excess of the market value of the acquired shares on the dates of exercise over the aggregate option price paid.

(2)	Represents the excess of the market value at August 31, 2006 of the shares subject to the options over the aggregate option exercise price.

Fiscal 2006 Long-Term Incentive Plan Awards

The following table presents information concerning performance awards granted at the beginning of fiscal 2006 to the persons named in the Summary Compensation Table.

	Performance Period	Potential Future Payouts(1)
	Until Maturation or
Name	Payout	Threshold	Target	Maximum
Peter C. Wallace	9/1/05 – 9/1/08	$262,500	$525,000	$1,050,000

Saeid Rahimian	9/1/05 – 9/1/08	$80,000	$160,000	$320,000

Gary L. Brewer	9/1/05 – 9/1/08	$80,000	$160,000	$320,000

John R. Beatty	9/1/05 – 9/1/08	$37,500	$75,000	$150,000

Kevin J. Brown	9/1/05 – 9/1/08	$75,000	$150,000	$300,000

(1)	For each year in the three-year performance period the Compensation Committee of the Board sets performance threshold, target and maximum payout targets based 75% on the Company’s earnings per share and 25% on return on net assets. Each year the Committee determines the amount earned based on the extent to which the targets for the particular year were achieved. At the end of the three-year period, the total amount earned over the three years is divided by three and that average amount is converted into restricted shares of the Company based on the price of common shares at the end of the three-year period and issued to the participant. The restricted shares will generally be forfeited if the participant leaves the employment of the Company within two years of being issued the shares. Payouts are only made after a three-year performance period is completed. Restricted shares issued under the plan are issued under the Company 2004 Stock Incentive Plan as Amended.

Retirement Plans

Current Plan. The Company adopted a new Executive Supplemental Retirement Plan in fiscal 2006 that covered the service period January 1, 2006 through August 31, 2006 (the “2006 Retirement Plan”). Effective December 31, 2005, the Company’s prior retirement plans were frozen as more particularly described in the following section. The 2006 Retirement Plan is an unfunded defined contribution plan that is not qualified under any provisions of the Internal Revenue Code. Participants in the plan include Messrs. Wallace, Rahimian, Brewer, Beatty, Brown and any other key management employee of the Company that the Compensation

Committee designates for participation. Commencing on August 31, 2006 and on each succeeding August 31 that a person is a participant in the 2006 Retirement Plan, the Company credits an amount equal to 10% of the participant’s salary and annual bonus to the participant’s deferred compensation account, except that for fiscal 2006 the amount of credit was prorated to recognize that the plan commenced on January 1, 2006. The amount credited under the Plan, however, is reduced by amounts the Company credits to the participant’s account for the same fiscal year under the Safe Harbor provisions of the Company’s qualified 401(k) savings plan. The Company also credits interest at a rate of seven percent per annum on the amounts credited to the participant’s deferred compensation account. The amounts credited to a participant’s deferred compensation account vest after five years of service and credit is given for past service with the Company. Amounts credited to a participant’s account are paid out after the later of the participant’s retirement from the Company or reaching age 60. The Board may amend or discontinue the Plan at any time, but no amendment may prejudice the rights of participants in the Plan. The amounts credited to the accounts of the Named Executive Officers for fiscal 2006 are included in the “All Other Compensation” column of the Summary Compensation Table.

Prior Plans. The Company had a noncontributory, defined benefit pension plan for officers and other salaried employees, which was “frozen” on December 31, 2005 (the “Prior Plan”). Retirement benefits for all Named Executive Officers, except for Mr. Brown, under the Prior Plan are calculated on a “cash balance” benefit formula basis. Under the cash balance benefit formula, each year a percentage of the employee’s compensation (5% if less than 15 years of service; 6.5% if 15 or more years of service) was credited to the employee’s cash balance account. For certain individuals including Mr. Rahimian, the pay credits were doubled to 10% and 13%, respectively, until December 31, 2005. Effective December 31, 2005, the Prior Plan was “frozen” in that no future pay credits are credited to any participant’s account. Each account is also credited quarterly with interest. The interest credits continue to apply even though there are no more pay credits. Interest is credited quarterly and is the greater of (1) the average of the U.S. Government One-Year Treasury Constant Maturities for the last business day of the 12 months ending August preceding the plan year, rounded to the next highest quarter percent and (2) 3.5%. Upon retirement, the employee may receive benefits in the form of a lump payment equal to the employee’s cash balance account or a monthly annuity equal to the actuarial equivalent of the cash balance account. Mr. Brown’s retirement benefits under the plan are calculated on a “final average earnings” formula basis. Compensation for the purpose of calculating retirement benefits includes salary and bonuses (exclusive of deferred incentive compensation). The total amount of such compensation for executive officers for fiscal 2006 is presented in the Summary Compensation Table under the heading “Annual Compensation.” The maximum annual retirement benefit that the Company can pay under the Pension Plan to any participant as a result of limitations imposed under the Internal Revenue Code is presently $175,000. The Company also has a Supplemental Pension Plan (the “Supplemental Plan”) which provides supplemental retirement benefits for Messrs. Wallace, Brown, Rahimian, Beatty and other key employees as they obtain eligibility under the criteria established by the Board for participation in the plan. The supplemental retirement benefit is equal to the excess of (i) the benefit that would have been payable to the employee under the Pension Plan without regard to certain annual retirement income and pay limitations imposed by federal law over (ii) the benefit payable to the employee under the Pension Plan. The Supplemental Plan also provides in the case of Messrs. Wallace, Rahimian and Beatty that the employee’s cash balance account at retirement would be multiplied by 150%, 130% and 130%, respectively.

The estimated annual benefits payable at normal retirement (age 65) in the form of an annuity to Messrs. Wallace, Rahimian, and Beatty are $9,400, $63,400, and $2,900. In making these estimates, the assumptions applied to the “frozen” 12/31/2005 account balance were (i) that the interest rate for all years is 4.0%, which is the rate used for the 2005 plan year and (ii) that the projected cash balance account at normal retirement age (after applying the multiplier in effect for participants in the Supplemental Plan) was converted to an annuity using an interest rate of 5.50% and the 1994 Group Annuity Reserve Table for Males and Females as published in Revenue ruling 2001-62. The estimated annual benefit payable at normal retirement age in the form of an annuity to Mr. Brown is $29,800.

Employment Agreement and Change of Control Agreements

We entered into an Employment Agreement with Peter C. Wallace on June 28, 2006 under which Mr. Wallace is employed by us as President and Chief Executive Officer for a two-year term, expiring on July 1, 2008, except that the agreement extends for an additional year on July 1, 2007 and each annual anniversary of such date unless either the Company or Mr. Wallace gives notice of termination 60 days before an anniversary date. During the term of the Agreement, he is employed at an annual salary of $525,000 (“Base Salary”) and participates in the Company’s Annual Bonus Plan with a bonus opportunity equal to 60% (“Target Bonus Percentage”) of his Base Salary if certain performance objectives established annually by the Company’s Compensation Committee are achieved. The Compensation Committee reviews Mr. Wallace’s Base Salary and Target Bonus Percentage annually for possible increase or, in limited circumstances, decrease. Mr. Wallace is also entitled to share and stock option awards under the Company’s 2004 Stock Incentive Plan As Amended consistent with his performance as evaluated by the Board and also participates in benefit plans applicable to senior executives. If Mr. Wallace is terminated before a change of control (as defined in the agreement) without cause or he terminates his employment for good reason, then he is entitled to continued payments under his employment agreement for the longer of the remaining term of the agreement or 12 months. If he is terminated within 24 months after a change of control without cause or he terminates his employment for good reason, he is entitled to his Base Salary through termination, a prorated annual bonus for the current fiscal year at the target level, a lump sum payment equal to three times his Base Salary and average annual bonus for the last three years, 24 months of health insurance benefits, and all outstanding equity awards vest and the option exercise period for stock options is extended for one year after termination of employment. The agreement also contains a provision that would allow Mr. Wallace to terminate his employment during the thirteenth month after a change of control for any reason and he would receive the payments and benefits listed in the preceding sentence except that the lump sum payment would be reduced to two times his Base Salary and average annual bonus. Termination payments under the agreement after a change of control would be “grossed up” to take into account the impact of excise taxes imposed under Sections 280G and 4999 of the Internal Revenue Code. Under the agreement, Mr. Wallace has agreed to a number of restrictive covenants including a one-year non-compete and non-solicitation of employees or customers and a perpetual confidentiality agreement.

On June 28, 2006, we also entered into separate, but essentially similar, change of control agreements with each of Saeid Rahimian, Gary L. Brewer, John R. Beatty, and Kevin J. Brown. These agreements become operative only if there is a change of control of the Company. If executive is terminated without cause or quits for good reason within 24 months following a change of control, executive is entitled to his Base Salary through termination, a prorated annual bonus for the current fiscal year at the target level, a lump sum payment equal to 1.5 times his Base Salary and average annual bonus for the last three years, 18 months of health insurance benefits, and all outstanding equity awards vest and the option exercise period for stock options is extended for one year after termination of employment. There is no “gross up” for tax purposes applied to these payments. Under these agreements, executive has agreed to a number of restrictive covenants including a one-year non-compete and non-solicitation of employees or customers and a perpetual confidentiality agreement.

PERFORMANCE GRAPH

The following graph compares the cumulative total return to shareholders on the Company’s common shares for its last five fiscal years with the cumulative total return of the Russell 2000 Company Group Index and the S&P Industrial Machinery Index for the same periods. The graph depicts the value on August 31, 2006 of a $100 investment made on August 31, 2001 in Company shares and each index, with all dividends reinvested.

Performance Graph Data	8 / 01	8 / 02	8 / 03	8 / 04	8 / 05	8 / 06
Robbins & Myers, Inc.	100	67	82	69	81	107
Russell 2000	100	85	109	122	150	164
S&P Industrial Machinery	100	104	127	154	167	179

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee is comprised of four members of the Company’s Board of Directors. Each member of the Audit Committee is “independent.” See “Governance of the Company and Board Matters.” The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of the Charter is available at the Company’s website. The Audit Committee, among other things, (i) recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K and (ii) appoints, subject to ratification by shareholders, the independent auditors to audit the books and records of the Company.

The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended August 31, 2006 with the Company’s management and with the Company’s independent auditors; (ii) discussed with the Company’s independent auditors the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards); and (iii) received and discussed the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Statement No. 1 (Independence discussions with Audit Committees). Based on such review and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006 for filing with the U.S. Securities and Exchange Commission.

THE AUDIT COMMITTEE
Dale L. Medford, Chair
Daniel W. Duval
Stephen F. Kirk
William D. Manning

APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP served as the Company’s independent auditors during the fiscal year ended August 31, 2006. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

The following table sets forth the aggregate fees for services provided by Ernst & Young LLP related to fiscal years 2006 and 2005 and for other services billed in the most recent two fiscal years:

Fees	Fiscal 2006	Fiscal 2005

Audit(1)	$3,554,800	$4,038,000
Audit-Related(2)	100,500	58,800
Tax(3)	304,700	541,000
All Other(4)	–0–	–0–

Total	$3,960,000	$4,637,800

(1)	For services rendered for the audits of the consolidated financial statements of the Company, audit of internal control over financial reporting, as well as statutory audits, review of financial statements included in Form 10-Q reports, issuance of consents, and assistance with review of documents filed with the Securities and Exchange Commission.

(2)	For services related to employee benefit plan audits.

(3)	For services related to tax compliance, tax return preparation, and tax assistance.

(4)	There were no other fees incurred for fiscal 2006 and 2005.

In appointing Ernst & Young LLP to serve as the Company’s independent accountants for fiscal 2007, the Audit Committee reviewed past services performed during fiscal 2006 and services proposed to be performed during fiscal 2007. In appointing Ernst & Young LLP, the Audit Committee carefully considered the impact of such services on Ernst & Young LLP’s independence. The Audit Committee has determined that the performance of such services did not affect the independence of Ernst & Young LLP. Ernst & Young LLP has advised the Company that Ernst & Young LLP is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence.

The Audit Committee has adopted policies and procedures that require the pre-approval of all audit, audit-related, tax and other services rendered by the Company’s independent auditors. Under the policy, an auditor services schedule is prepared at the beginning of each year that describes each type of service to be provided by the independent auditors and the projected fees for each such service. The Audit Committee reviews and approves in advance, as appropriate, each service listed on the auditor services schedule and the projected fees for each such service. On a periodic basis, the independent auditors report to the Audit Committee the actual spending for specified services compared with the approved amounts. Projected fee amounts listed on the auditor services schedule may be updated, as appropriate in the Audit

Committee’s discretion, at each regularly scheduled meeting of the Audit Committee. The Audit Committee may also pre-approve particular services on a case-by-case basis. The policy allows the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee. Any decisions made by the designated pre-approval member are reported, for informational purposes only, to the full Audit Committee at its next meeting.

Subject to ratification by the shareholders, the Audit Committee of the Board has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending August 31, 2007. The Board recommends a vote “FOR” the proposal to ratify such selection. In the event shareholders do not approve the selection of Ernst & Young LLP, the Board will seek to determine from shareholders the principal reasons Ernst & Young LLP was not approved, evaluate such reasons, and consider whether, in view of the circumstances, a different firm of independent auditors should be selected for fiscal 2007.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. However, if other matters should properly come before the meeting, or any adjournment thereof, it is intended that the Board’s proxy agents will vote the proxies in their discretion.

The Company will bear the cost of soliciting proxies. In addition to the use of the mails, certain officers, directors, and regular employees of the Company may solicit proxies by telephone or personal interview. The Company will request brokerage houses, banks and other persons to forward proxy material to the beneficial owners of shares held of record by such persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10% of the Company’s common shares to file an initial ownership report with the Securities and Exchange Commission and follow up reports listing any subsequent change in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from September 1, 2005 through August 31, 2006, were met.

SHAREHOLDER PROPOSALS

The Annual Meeting of Shareholders for the fiscal year ending August 31, 2007 is presently scheduled to be held on January 9, 2008. If you intend to submit a proposal for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting of Shareholders to be held on January 9, 2008, the Company must receive the proposal at 1400 Kettering Tower, Dayton, Ohio 45423, Attention: Corporate Secretary, on or before August 13, 2007.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly by a shareholder at the Annual Meeting to be held on January 9,

2008, management will be able to vote proxies in its discretion if the Company: (i) receives notice of the proposal before the close of business on October 27, 2007 and advises shareholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter or (ii) does not receive notice of the proposal before the close of business on October 27, 2007.

The Company’s Code of Regulations, which is available upon request to the Corporate Secretary, provides that nominations for director may only be made by the Board of Directors (or an authorized board committee) or a shareholder entitled to vote who sends notice of the nomination to the Corporate Secretary not fewer than 50 days nor more than 75 days prior to the meeting date. Such notice is required to contain certain information specified in the Company’s Code of Regulations. For a nominee of a shareholder to be eligible for election at the Annual Meeting to be held on January 9, 2008, the shareholder’s notice of nomination must be received by the Corporate Secretary between October 25, 2007 and November 19, 2007. This advance notice period is intended to allow all shareholders to have an opportunity to consider nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be sent to Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423

By Order of the Board of Directors,

Joseph M. Rigot
Secretary

Appendix A

ROBBINS & MYERS, INC.

Standards For Assessing Director Independence

A majority of the members of the Board of Directors of Robbins & Myers, Inc. (the “Company”) shall be “independent” within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”).

The Board of Directors shall annually determine those of its members that are independent. This determination shall be disclosed in the proxy statement for each meeting of shareholders of the Company at which directors are to be elected. A Director will be deemed “independent” if the Board has affirmatively determined that the Director has no material relationship with the Company or its affiliates or any member of the senior management of the Company. In making this determination, the Board shall apply the following standards (the “Standards”). For purposes of applying the Standards, “Company” shall include any parent or subsidiary in a consolidated group with the Company.

A. A Director who is an employee, or whose immediate family member is an executive officer, of the Company may not be deemed independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a Director from being considered independent following that employment.

B. A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent until three years after he or she ceases to receive more than $100,000 in compensation. Compensation received by a Director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.

C. A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship.

D. A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s current executive officers serves on that company’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.

E. A Director who is an executive officer, general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single calendar year, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.

F. A Director who is, or whose immediate family member is, an executive officer of a tax-exempt entity that receives significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $200,000 in a calendar year, whichever amount is lower) from the Company or any of its affiliates may not be deemed independent, unless the contribution was approved in advance by the Board of Directors.

G. It would not be considered a material relationship with the Company that would impair a Director’s independence if, in any year within the preceding three years:

(1) A Director of the Company served as an executive officer of another company that was indebted to the Company, or to which the Company was indebted, and the amount of either company’s indebtedness to the other at the end of the year was less than 5% of the total consolidated assets of the Company or of the company the Director serves as an executive officer.

(2) A Director had a relationship with the Company or management of the Company that (i) was not covered by Paragraph A through G(1), above; (ii) all relevant facts concerning the relationship were disclosed to the Independent Directors, and (iii) the Independent Directors as a group determined that the relationship was not a material relationship with the Company or management of the Company.

H. In addition to the Standards applicable to Directors generally, Audit Committee members may not accept, directly or indirectly, any consulting, advisory, or compensatory fee from the Company other than Director fees and any regular benefits that other Directors receive for services on the Board or Board committees. For purposes of this paragraph, prohibited indirect payments include payments received by an Audit Committee member’s spouse, minor children or stepchildren, or children or stepchildren sharing a home with the Director, as well as payments received by an entity in which the Director is a partner, member, managing director, executive officer or in which the Director holds a similar position, which entity provides accounting, consulting, legal, investment banking or financial advisory services to the Company. In addition, no Audit Committee member can be an “affiliated person” of the Company meaning that no Audit Committee member can beneficially own, directly or indirectly, more than 10% of the voting securities of the Company.

For purposes of these Standards, the terms:

A. “affiliate” means any consolidated subsidiary of the Company and any other company or entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and

B. “immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

The annual determination by the Board of those of its members who are independent shall be conducted as follows: (i) each director will be asked to fill out a Directors Questionnaire requesting detailed information regarding the Director’s business and other relationships with the

Company and its affiliates and with senior management and their affiliates to enable the Board to evaluate the Director’s independence; (ii) a summary of the relevant information contained on the Directors Questionnaire will be prepared by the Company’s Corporate Secretary, with the assistance of the Company’s legal counsel, and submitted to the Nominating and Governance Committee (the “Committee”); (iii) the Committee will then review and evaluate the relevant information and determine those of the Directors that are independent under the Standards; (iv) the Committee will report and review its findings with the full Board; and (v) the full Board will then consider and act upon the report of the Committee and adopt, as appropriate, a resolution of the full Board designating those of its members that the Board has affirmatively determined to be independent under the Standards.

Appendix B

ROBBINS & MYERS, INC.

SENIOR EXECUTIVE ANNUAL CASH BONUS PLAN

1.	Purpose

This document sets forth the annual incentive plan applicable to those employees of Robbins & Myers, Inc. (the “Company”) and its subsidiaries who are executive officers of the Company and whose annual incentive compensation for any taxable year of the Company commencing on or after September 1, 1996 the Committee (as hereafter defined) anticipates would not be deductible by the Company due to Section 162 of the Internal Revenue Code of 1986, as amended (“Covered Employees”), including members of the Board of Directors who are such employees. This plan is hereafter referred to as the “Plan” or “Annual Incentive Plan.”

The Plan is designed to reward, through additional cash compensation, Covered Employees for their significant contribution toward improved profitability and growth of the Company.

2.  Eligibility

All Covered Employees shall be eligible to be selected to participate in this Annual Incentive Plan. The Committee shall select the Covered Employees who shall participate in this Plan in any year no later than 90 days after the commencement of the fiscal year of the Company (or no later than such earlier or later date as may be the applicable deadline for the compensation payable to such Covered Employee for such year hereunder to qualify as “performance based” under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”)).

A Covered Employee participating in this Plan shall not participate in an Annual Incentive Plan established by the Company for all key employees.

3.  Administration

The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Board”), or by another committee appointed by the Board (the “Committee”). The Committee shall be comprised exclusively of Directors who are not employees and who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Code. The Committee shall have authority, subject to the provisions herein, to select employees to participate herein; establish and administer the performance goals and the award opportunities applicable to each participant and certify whether the goals have been attained; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, and waive rules and regulations for the Plan’s administration; and make all other determinations which may be necessary or advisable for the administration of the Plan. Any determination by Committee pursuant to the Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them.

4.  Establishment Of Performance Goals And Award Opportunities

No later than 90 days after the commencement of each year commencing on or after September 1, 1996 (or than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such year to qualify as “performance-based” under Section 162(m)(4)(C) of the Code), the Committee shall establish in writing the method for computing the amount of compensation which will be payable under the Plan to each participant in the Plan for such year if the performance goals established by the Committee for such year are attained in whole or in part and if the participant’s employment by the Company or a subsidiary continues without interruption during that year. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals. No provision of this Plan shall preclude the Committee from exercising negative discretion with respect to any award hereunder, within the meaning of Treasury Regulation Section 1.162-27(e)(2)(iii)(A).

No later than 90 days after the commencement of each year commencing on or after September 1, 1996 (or than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such year to qualify as “performance-based” under Section 162(m)(4)(C) of the Code), the Committee shall establish in writing the performance goals for such year, which shall be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, and which shall include or exclude discontinued operations and acquisition expenses (e.g., pooling of interests), as the Committee may determine: level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, income before cumulative effect of accounting changes, net income, earnings before interest and taxes, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow, and completion of acquisitions. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses (e.g., pooling of interests); and effects of divestitures. Any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

5.  Maximum Award

The maximum amount of compensation that may be paid under the Plan to any participant for any year is the lesser of 150% of base salary or $750,000.

6.  Attainment Of Performance Goals Required

Awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect to such year. Awards shall also be contingent on continued employment by the Company or a subsidiary of the Company during such year. The only exceptions to this rule apply in the event of termination of employment by reason of death or disability (as determined by the Committee), or in the event of a Change of

Control of the Company (as such term is defined in the Company’s 2004 Stock Incentive Plan), during such year, in which case the following provisions shall apply. In the event of termination of employment by reason of death or disability during the Plan year, an award shall be payable under this Plan to the participant or the participant’s estate for such year, which shall be paid at the same time as the award the participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. In the event of a Change of Control during a Plan year and prior to termination of employment, an incentive award shall be paid under the Plan at the time of such Change of Control to each participant, with the amount of such award being equal to the participant’s projected award under the Plan (as determined by the Committee) for the year in which the Change of Control occurs, multiplied by a fraction of the numerator of which is the number of full or partial calendar months elapsed in such year prior to the Change of Control and the denominator of which is the number twelve. An additional exception shall apply in the event of termination of employment by reason of being eligible for retirement pursuant to Robbins & Myers Retirement Plan for Salaried Employees during a Plan year, but only if and to the extent it will not prevent any award payable hereunder (other than an award payable in the event of death, disability, Change of Control or retirement) from qualifying as “performance-based compensation” under Section 162(m)(4)(C) of the Code. Subject to the preceding sentence, in the event of termination of employment by reason of retirement during a Plan year an award shall be payable under this Plan to the participant for such year, which shall be paid at the same time as the award the participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. A participant whose employment terminates prior to the end of a Plan year for any reason not excepted above shall not be entitled to any award under the Plan for that year.

7.	Shareholder Approval And Committee Certification Contingencies; Payment Of Awards

Payment of any awards under this Plan shall be contingent upon the affirmative vote of the shareholders of at least a majority of the votes cast (including abstentions) at the annual meeting of shareholders held in 1996. Unless and until such shareholder approval is obtained, no award shall be paid pursuant to this Plan. Subject to the provisions of Paragraph 6 above relating to death, disability, Change of Control and retirement, payment of any award under this Plan shall also be contingent upon the Compensation Committee’s certifying in writing that the performance goals and any other material terms applicable to such award were in fact satisfied, in accordance with applicable Treasury regulations under Code Section 162(m). Unless and until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such certification, and (b) such payment shall be made in cash (subject to any payroll tax withholding the Company may determine applies).

To the extent necessary for purposes of Code Section 162(m), this Plan shall be resubmitted to shareholders for their reapproval with respect to awards payable for the taxable year of the Company commencing on and after September 1, 2001.

8.	Amendment, Termination And Term Of Plan

The Board of Directors may amend, modify or terminate this Plan at any time, provided that no such amendment, modification or termination shall adversely affect the incentive opportunity of any participant with respect to the portion of the year elapsed prior to the date of such amendment, modification or termination, without such participant’s written consent. The Plan will remain in effect until terminated by the Board.

9.	Interpretation And Construction

Any provision of this Plan to the contrary notwithstanding, (a) awards under this Plan are intended to qualify as performance-based compensation under Code Section 162(m)(4)(C) and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the participant provides otherwise. Both the participant and the Company shall remain free to terminate employment as any time to the same extent as if the Plan had not been adopted.

10.	GOVERNING LAW

The terms of this Plan shall be governed by the laws of the State of Ohio, without reference to the conflicts of laws principles of that State.

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Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on January 10, 2007 to be counted in the final tabulation.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

ROBBINS & MYERS, INC.
Proxy For Annual Meeting of Shareholders on January 10, 2007
Solicited On Behalf of The Board of Directors of The Company
The undersigned holder(s) of Common Shares of ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), hereby appoints Thomas P. Loftis, Peter C. Wallace and Jerome F. Tatar, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, January 10, 2007, and at any adjournment thereof, as indicated on the reverse.
Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto and the Annual Report to Shareholders for the fiscal year ended August 31, 2006.

Dated:	, 200

Signature

Signature (if held jointly)
Shareholders should date this proxy and sign here exactly as name appears at left. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Proxy card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

Robbins & Myers, Inc.	Proxy

The Board of Directors recommends that you vote FOR Proposals 1, 2, 3 and 4. When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

1.	ELECTION OF DIRECTORS.

FOR all nominees listed below	WITHHOLD AUTHORITY
(except as marked to the contrary below, including authority	to vote for all nominees listed below
to cumulate votes selectively among nominees)

(1) Daniel W. Duval	(2) Thomas P. Loftis	(3) Dale L. Medford
(Instruction: to withhold authority to vote for any individual nominee, strike a line through the nominee’s name.)

2.	REAPPROVAL OF THE COMPANY’S SENIOR EXECUTIVE CASH BONUS PLAN.

FOR	AGAINST	ABSTAIN

3.	AN AMENDMENT TO THE COMPANY’S REGULATIONS MAKING THE OHIO CONTROL SHARE ACQUISITION STATUTE INAPPLICABLE TO THE COMPANY.

FOR	AGAINST	ABSTAIN

4.	APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING AUGUST 31, 2007.

FOR	AGAINST	ABSTAIN
IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
(Please sign and date the proxy card on the reverse side.)